100 Federal Street

Boston, MA 02110

AMENDMENT TO PARTICIPATION AGREEMENT

You (the “Company”) have previously entered into a Participation Agreement (the “Participation Agreement”) with Putnam Variable Trust and Putnam Retail Management Limited Partnership (“PRM”). This Amendment to the Participation Agreement (the “Amendment”) hereby amends the Participation Agreement effective upon its mailing to the Company. All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Participation Agreement.

WHEREAS, the parties desire to amend the Participation Agreement in order to provide for its continuation upon the sale by Great-West Lifeco Inc. of Putnam U.S. Holdings I, LLC (“Putnam Holdings”), the parent company of PRM, to a subsidiary of Franklin Resources, Inc., operating as Franklin Templeton (“Franklin Templeton”).

NOW, THEREFORE, in consideration of the mutual promises in the Participation Agreement, and for other good and valuable consideration, the parties hereto agree to amend the Participation Agreement to include the following provisions:

1.	Section 6.6 of the Participation Agreement shall be amended by adding the following second paragraph to the Section:

“Company hereby acknowledges that Franklin Templeton has signed a definitive agreement for a subsidiary of Franklin Templeton to acquire Putnam Holdings, the parent company of PRM, from Great-West Lifeco and that such transaction (the “Transaction”) would constitute an “assignment” of this Agreement within the meaning of Section 6.6. Notwithstanding the provisions of this Section 6.6, the parties hereby agree that this Agreement shall not terminate and shall continue in full force and effect after closing of the Transaction.”

2.	This Amendment to the Participation Agreement shall become effective as of the closing of the Transaction.

3.

All other terms of the Participation Agreement remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the existing Participation Agreement, this Amendment shall govern.

4.	This Amendment and the rights and obligations of the parties hereunder shall be governed and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

100 Federal Street

Boston, MA 02110

IN WITNESS WHEREOF, PRM has caused this Amendment to the Participation Agreement to be executed by its duly authorized officer.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:

Name:	Mark Coneeny

Title:	Head of Relationship Management

Date: July 31, 2023